Media Contact	September 7, 2006
Andy Brimmer, 205-410-2777	For Immediate Release

HEALTHSOUTH ANNOUNCES RECORD DATE AND MEETING DATE

FOR SPECIAL MEETING OF STOCKHOLDERS

IN CONNECTION WITH REVERSE STOCK SPLIT

Birmingham, Ala. – HealthSouth Corporation (OTC Bulletin Board: HLSH.OB) today announced that it has established a record date and special meeting date for its stockholders to consider and vote upon the previously announced proposal to approve a one-for-five reverse stock split, whereby every five shares of common stock issued and outstanding will become one share of common stock. The reverse stock split will coincide with HealthSouth's expected relisting on the New York Stock Exchange (NYSE).

All stockholders of record of HealthSouth at the close of business on September 7, 2006 are entitled to receive notice of and to vote at the special meeting of stockholders or at any adjournment or postponement of the meeting. The special meeting will be held Wednesday, Oct. 18, 2006 at 2 p.m. Central Time, at the Cahaba Grand Conference Center at One HealthSouth Parkway, Birmingham, Alabama.

HealthSouth said its primary purpose for the reverse stock split is to seek to increase the per-share trading price of its common stock and decrease the number of outstanding shares of its common stock so as to:

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bring the share price of its common stock, along with the number of shares of its common stock outstanding, to a range more in line with other healthcare companies with comparable market capitalization;

•	broaden the pool of investors that are interested in investing in HealthSouth by attracting new investors who would prefer not to invest in shares that trade at low, single-digit share prices;
•	make the Company’s common stock a more attractive investment to institutional investors;
•	reduce the relatively high transaction costs and commissions incurred by its stockholders due to the Company’s currently low per share trading price and high number of shares outstanding; and
•	illustrate more effectively the impact of the Company’s operational improvements and cost reductions by enhancing the visibility of any changes of its reported earnings per share.

The Company noted that the reverse split will affect all of the Company's stockholders uniformly and will not change the proportionate equity interests of any of the Company's stockholders.

This press release does not constitute a solicitation of a proxy, consent or authorization for or with respect to any annual meeting or any special meeting of HealthSouth stockholders. Any solicitation will be made only pursuant to separate proxy solicitation and/or consent solicitation materials complying with the requirements of section 14(A) of the Securities Exchange Act of 1934, as amended.

About HealthSouth

HealthSouth is one of the nation's largest providers of outpatient surgery, diagnostic imaging and rehabilitative healthcare services, operating facilities nationwide. HealthSouth can be found on the Web at www.healthsouth.com.

Statements contained in this press release which are not historical facts are forward-looking statements. In addition, HealthSouth, through its senior management, may from time to time make forward-looking public statements concerning the matters described herein. Such forward-looking statements are necessarily estimates based upon current information and involve a number of risks and uncertainties. HealthSouth’s actual results may differ materially from the results anticipated in these forward-looking statements as a result of a variety of factors. While it is impossible to identify all such factors, factors which could cause actual results to differ materially from those estimated by HealthSouth include, but are not limited to the consummation of the proposed settlement of pending litigation relating to HealthSouth’s prior reporting and financial practices; significant changes in HealthSouth’s management team; HealthSouth’s ability to continue to operate in the ordinary course and manage its relationships with its creditors, including its lenders, bondholders, vendors and suppliers, employees and customers; HealthSouth’s ability to successfully remediate its internal control weaknesses; changes, delays in or suspension of reimbursement for HealthSouth’s services by governmental or private payors; changes in the regulation of the healthcare industry at either or both of the federal and state levels; competitive pressures in the healthcare industry and HealthSouth’s response thereto; HealthSouth’s ability to obtain and retain favorable arrangements with third-party payors; HealthSouth’s ability to attract and retain nurses, therapists, and other healthcare professionals in a highly competitive environment with often severe staffing shortages; general conditions in the economy and capital markets; and other factors which may be identified from time to time in the company’s SEC filings and other public announcements, including HealthSouth’s Form 10-K for the year ended December 31, 2005; Form 10-Q for the quarter ended March 31, 2006; and Form 10-Q for the quarter ended June 30, 2006.

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